EXHIBIT 99.1

[NEWS FROM: HEALTH MANAGEMENT ASSOCIATES, INC. LOGO]

FOR IMMEDIATE RELEASE

Contact:	John C. Merriwether Vice President of Financial Relations Health Management Associates, Inc. (239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

REPORTS RECORD FOURTH QUARTER GROWTH

Earnings Per Share Increase 17%

Record 15th Consecutive Year of Uninterrupted Operating Earnings Growth

NAPLES, FLORIDA (October 21, 2003) Health Management Associates, Inc. (NYSE: HMA) announced today that its earnings per share (diluted) for the fourth quarter ended September 30, 2003 were $.28, up 16.7% or $.04, from $.24 per share for the same quarter a year ago. Net income for the quarter increased 16.1% or $9.7 million to $69.8 million, from $60.1 million for the same quarter a year ago, and net patient service revenue grew $63.2 million to $657.6 million from $594.4 million for the same period a year ago.

Net patient service revenue at hospitals owned and operated by HMA for one year or more increased 7.8% during the fourth quarter, at the upper end of HMA’s previously published objective range of 5%—8%. This represents HMA’s 60th consecutive quarter of same hospital revenue growth. Among the factors contributing to HMA’s revenue growth were a relatively strong 2.1% increase in same hospital admissions, a 0.8% increase in surgeries, as well as improved pricing which resulted in a 4.7% increase in net revenue per adjusted admission. Overall, HMA’s total admissions grew 4.8% in the fourth quarter as compared to the same quarter a year ago, reflecting the admission contribution from hospitals acquired during the twelve months ended September 30, 2003. Likewise, same hospital adjusted admissions, which adjust admissions for outpatient volumes, grew 2.9% in the fourth quarter as compared to the same period a year ago. HMA’s continued focus on outpatient services, including emergency room services, which experienced a strong 6.3% increase in visits during the fourth quarter compared to the same quarter a year ago, contributed to the adjusted admission increase.

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HEALTH MANAGEMENT ASSOCIATES INC. • 5811 PELICAN BAY BOULEVARD • SUITE 500 • NAPLES, FL • 34108

Health Management Associates, Inc./Page 2

HMA’s industry-leading same hospital EBITDA margins expanded 120 basis points to 24.7% in the fourth quarter, up from 23.5% for the same period a year ago. HMA continues to implement its proven operating strategy, delivering high quality health care while maintaining effective cost controls. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to the appropriate GAAP measure is included in this press release under Supplemental Consolidated Statements of Income Information. Management believes that providing non-GAAP information regarding EBITDA is important for investors, as it provides a measure of liquidity and performance.

“The consistent delivery of high quality health care to the non-urban and rural communities we serve remains HMA’s primary focus, and after celebrating our 25th anniversary in 2002, fiscal year 2003 marked the beginning of a new era of excellence for HMA,” said Joseph V. Vumbacco, President and Chief Executive Officer of HMA. “The successful strategies we have employed over time continue to endure. Despite the ebbs and flows of industry related issues, HMA’s commitment to its communities remains steadfast. HMA’s investments in the communities it serves reach beyond the physical plant of HMA’s hospitals. We recruit needed and talented physicians, create new employment opportunities, participate in community and social programs, and deliver high quality health care services close to home. We have a decentralized management approach with centralized financial controls. New hospitals are being built and service expansions are being undertaken to meet the needs of both our patients and caregivers. During fiscal 2004 we look forward to continuing our tradition of delivering high quality health care to non-urban and rural communities with a proven demographic need.”

For the twelve months ended September 30, 2003, HMA’s earnings per share (diluted) increased 16.5% to $1.13 per share (diluted) from $0.97 per share (diluted) and net earnings increased 15% to $283.4 million compared to $246.4 million for the twelve-month period a year ago. Total admissions for the twelve-month period increased 8.9%, reflecting the admission contribution from hospitals acquired during the twelve months ended September 30, 2003. HMA also reported total net patient service revenue for the twelve-month period of nearly $2.6 billion, an increase of $300 million from nearly $2.3 billion during the comparable period a year ago.

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Health Management Associates, Inc./Page 3

“HMA’s Chief Nursing Officers displayed their leadership skills throughout fiscal year 2003, as they continued to effectively manage the challenges of hospital staffing during the ongoing national nursing shortage. Without the contributions of all of our dedicated nurses and professional staff, we would not be able to achieve consistently strong results,” added Vumbacco. “Entrepreneurial characteristics are a requirement for our hospital leaders, and the implementation of our successful NurseSelect™ internal nursing agency is one example of how innovative thinking has benefited HMA. This innovative program has improved morale, reduced nursing turnover rates and improved the quality of care for our patients.” Same hospital salary and benefits expense, as a percent of net revenue, decreased 60 basis points during the fourth quarter to 37.5% compared to 38.1% in the same quarter a year ago.

Decentralized business office operations continue to generate effective results while providing patients and community residents with a local resource to receive hands-on assistance with insurance and payment inquiries. Bad debt expense for the quarter ended September 30, 2003 was 7.5%, compared to 7.8% reported in the same quarter a year ago. Cash flow from operations, after interest expense and taxes, was $332.2 million for the twelve-month period ended September 30, 2003.

Recognizing attractive market conditions, on August 8, 2003, HMA completed the issuance of $575 million (gross proceeds) Convertible Senior Subordinated Notes due 2023. The Notes accrue interest at an annual rate of 1.50%, payable semi-annually in arrears. The Notes mature on August 1, 2023 and are callable by HMA on or after August 5, 2008. The Notes will become convertible into Common Stock upon the occurrence of certain events at a conversion rate of 36.5097 shares per $1,000 principal amount of Notes, which is equivalent to a conversion price of $27.39 per share. This represents a premium of approximately 45% based on the closing stock price of $18.89 per share of HMA Common Stock on July 23, 2003. HMA used $311 million of the net proceeds from the sale of the Notes to redeem all of its outstanding Convertible Senior Subordinated Debentures due 2020, which had a yield to maturity of 3.0%. An effect of this refinancing was a reduction of 14.5 million shares from HMA’s diluted number of shares outstanding.

An integral portion of HMA’s growth strategy is the acquisition of hospitals in non-urban and rural markets with a proven demographic need. On October 22, 2002, HMA published an objective to acquire between two and four hospitals during fiscal year 2003. HMA is pleased to have achieved this objective, having acquired four hospitals during fiscal year 2003. The four acquisitions completed during fiscal year 2003 resulted in HMA’s commencement of operations in the State of Washington and the addition of 491 licensed beds to HMA’s total. All four hospitals are meeting or exceeding management’s expectations.

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Health Management Associates, Inc./Page 4

The acquisition of the 67-bed Madison County Medical Center (renamed Madison Regional Medical Center), located in Canton, Mississippi was completed on December 31, 2002. On May 27, 2003, Nissan Motor Co. Ltd. (NYSE: NSANY) celebrated the opening of a new $1.4 billion manufacturing plant in Canton. This 3.5 million square foot, state-of-the-art facility is expected to generate up to 5,300 jobs and be a catalyst for growth in Madison, the state’s fastest growing county.

The fourth quarter of fiscal year 2003 was a very active quarter for acquisitions. On August 18, 2003, HMA announced the completion of the transaction to acquire the 226-bed Providence Yakima Medical Center (renamed Yakima Regional Medical and Heart Center), located in Yakima, Washington and the 63-bed Providence Toppenish Hospital (renamed Toppenish Community Hospital) located in Toppenish, Washington, from the Providence Health System, a not-for-profit organization sponsored by the Sisters of Providence religious community. These two medical centers, including the service area’s only open-heart surgery hospital, serve a growing area of 250,000 residents. Although these hospitals have been under HMA’s management for a short period of time, the community has already received the benefit of new patient care equipment and HMA’s resolve to continue the 115 year tradition of delivering high quality health care to the residents of central Washington state.

Also during the fourth quarter, on September 16, 2003, HMA announced the completion of the transaction to acquire the 135-bed Walton Medical Center (renamed Walton Regional Medical Center), located in Monroe, Georgia. Walton Regional Medical Center is a sole community provider in its primary service area, and HMA’s investment in the community will include a new, state-of-the-art replacement hospital for the region. The hospital is located in rapidly growing Walton County, a north central Georgia area that has grown at a rate more than double the State of Georgia’s average growth rate since 1990.

“HMA’s financial strength and reputation for delivering on its promises have allowed an ever increasing number of non-urban and rural communities throughout the United States to continue to receive high quality health care close to home,” said Vumbacco. “Time and again we are seeing community hospitals struggle under financial pressures. They are seeking a solution to their desire to continue a mission of delivering health care under an increasingly complex financial environment, and they are turning to HMA for answers. With some 200 acquisition candidates identified in the southeastern and southwestern states in which we operate, and more in similar non-urban and rural communities throughout the midwestern and western states, we believe the pipeline for acquisitions continues to look very promising.”

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Health Management Associates, Inc./Page 5

Heading into fiscal year 2004, HMA also announced the signing of a definitive agreement on August 25, 2003 to acquire the five non-urban hospitals listed below from Tenet Healthcare Corporation (NYSE: THC). The transactions are expected to be completed on or before January 1, 2004.

•	Seven Rivers Community Hospital, Crystal River, Florida is a 128-bed acute care hospital providing general acute care services, including emergency room services, cardiology, orthopedics and obstetrical services. With approximately 135 physicians on staff, the hospital’s primary service area has a growing population of more than 60,000 residents. Solucient, Inc., a provider of independent annual studies that measure the effectiveness of hospitals’ clinical practices, operations and financial management, named Seven Rivers Community Hospital a “Top 100 Hospital” in 2001.

•	Harton Regional Medical Center, Tullahoma, Tennessee is a 137-bed acute care hospital providing general acute care services, including emergency room services, neurosurgery, cardiology, orthopedics and obstetrical services. With approximately 175 physicians on staff, the hospital’s primary service area has a growing population of nearly 85,000 residents.

•	University Medical Center, Lebanon, Tennessee is a 257-bed, two campus acute care hospital providing general acute care services, including emergency room services, neurology, cardiology, orthopedics, joint replacement and obstetrical services. With approximately 165 physicians on staff, the hospital’s primary service area has a growing population of nearly 104,000 residents.

•	Three Rivers Healthcare, Poplar Bluff, Missouri is a 423-bed, two campus acute care hospital providing general acute care services, including emergency room services, neurosurgery, open-heart surgery, orthopedics and obstetrical services. With approximately 141 physicians on staff, the hospital’s primary service area has a growing population of more than 81,000 residents.

•	Twin Rivers Regional Medical Center, Kennett, Missouri is a 116-bed acute care hospital providing general acute care services, including emergency room services, cardiology, orthopedics and obstetrical services. With approximately 57 physicians on staff, the hospital’s primary service area has a growing population of 40,000 residents.

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Health Management Associates, Inc./Page 6

HMA was also proud to announce that on October 2, 2003, it received an approval from the State of Florida’s Agency for Health Care Administration to build a 100-bed hospital in Collier County, Florida. “We are very excited about this wonderful opportunity to serve Collier County,” stated Vumbacco. “The Collier County area is the second fastest growing community in the United States, and the State of Florida overwhelmingly confirmed our belief that this is an area with a proven demographic need. We would like to thank the Collier County community for their continuing show of support, and we look forward to serving the East Naples/southern Collier County area as soon as possible.”

As evidence of the turnaround capabilities of HMA’s integration process, the 85-bed Jamestown Regional Medical Center, located in Jamestown, Tennessee, and purchased by HMA in December 2001, was recently named by Solucient, Inc. as one of the nation’s top performing hospitals according to Solucient’s study entitled 100 Top Hospitals: Benchmarks for Success-2002. The study identifies hospitals that are setting benchmark levels of financial performance and that have more successful patient outcomes as compared to their peers. “We are very proud of the employees and physicians at Jamestown Regional Medical Center for their diligent efforts in providing outstanding health care for their patients.” stated Vumbacco. “This national recognition confirms the strength and speed of our integration process.”

On July 29, 2003, HMA’s Board of Directors approved a quarterly cash dividend, and on September 2, 2003, HMA paid shareholders of record, as of August 11, 2003, a cash dividend of $0.02 per share. As previously reported, in creating the initial dividend policy, the Board of Directors cited both HMA’s strong operational history over a long period of time, as well as HMA’s desire to provide its shareholders with an additional opportunity for a return on their investment. HMA believes that its dividend policy is another indication of its financial strength and prospects, and further differentiates HMA from the rest of the industry.

“Consistency and quality are HMA hallmarks, and we are extremely proud of delivering our fifteenth consecutive year of uninterrupted operating earnings growth, an accomplishment which is unmatched in the publicly traded hospital sector,” added Vumbacco. “Fiscal year 2003 marked the fourth consecutive year in which HMA has grown in excess of 15%, and we anticipate that this trend will continue. By remaining true to our proven acquisition and operational strategies and focusing our efforts on non-urban markets, we believe HMA hospitals will continue to attract needed physicians, top management leadership, and most importantly patients in need of quality health care services. HMA believes that it possesses the systems, leadership, financial strength, and discipline to effectively integrate these three resources to exceed the expectations of the communities we serve today and in the future.”

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Health Management Associates, Inc./Page 7

HMA’s senior management team will discuss the Company’s performance in greater detail on a live conference call and audio webcast later this afternoon. All interested investors are invited to access the webcast at 12:30 p.m. EDT, via HMA’s website located at www.hma-corp.com or via www.streetevents.com or join the conference call by dialing 800-514-9383 (U.S.) or 706-643-7760 (international). A copy of the audio webcast, along with any related information which HMA may be required to provide pursuant to SEC rules, will be archived on HMA’s website under the heading “Investor Relations.”

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 15 years of uninterrupted operating earnings growth and upon completing the previously announced transaction to acquire the 128-bed Seven Rivers Community Hospital, the 137-bed Harton Regional Medical Center, the 257-bed two-campus University Medical Center, the 423-bed two-campus Three Rivers Healthcare, and the 116-bed Twin Rivers Regional Medical Center, will operate 52 hospitals in 16 states with 7,540 licensed beds.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

(financial tables attached)

HEALTH MANAGEMENT ASSOCIATES,INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002
Net patient service revenue	$657,558	$594,356	$2,560,576	$2,262,601
Costs and expenses:
Salaries and benefits	255,141	233,350	989,075	874,729
Supplies and other	192,691	173,578	741,487	650,852
Provision for doubtful accounts	49,054	46,354	186,826	172,430
Depreciation and amortization	28,661	25,494	109,864	95,328
Rent expense	13,724	12,186	50,401	47,048
Interest, net	3,640	3,784	14,915	15,543
Writeoff of deferred financing costs	4,931	—	4,931	—

Total costs and expenses	547,842	494,746	2,097,499	1,855,930

Income before minority interests and income taxes	109,716	99,610	463,077	406,671
Minority interests in earnings of consolidated entities	1,235	650	4,341	1,009

Income before income taxes	108,481	98,960	458,736	405,662
Provision for income taxes	38,699	38,842	175,312	159,226

Net Income	$69,782	$60,118	$283,424	$246,436

Net income per share:
Basic	$0.29	$0.25	$1.19	$1.02

Diluted	$0.28	$0.24	$1.13	$0.97

Weighted average number of shares outstanding:
Basic	239,965	239,052	239,086	241,298

Diluted	251,863	257,740	255,884	260,641

EARNINGS PER SHARE CALCULATION
Net income	$69,782	$60,118	$283,424	$246,436
Add: Interest from convertible debt, net of taxes	721	1,355	4,900	5,419

Adjusted net income	$70,503	$61,473	$288,324	$251,855

Basic shares outstanding	239,965	239,052	239,086	241,298
Add: Employee stock options	4,516	4,239	4,131	4,894
Convertible shares	7,382	14,449	12,667	14,449

Diluted shares outstanding	251,863	257,740	255,884	260,641

Diluted earnings per share	$0.28	$0.24	$1.13	$0.97

HEALTH MANAGEMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2003	September 30, 2002
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$395,338	$123,736
Accounts receivable, net	527,254	454,427
Other current assets	147,785	117,623
Property, plant and equipment	1,427,715	1,281,782
Restricted funds	15,924	1,450
Other assets	442,512	385,299

	$2,956,528	$2,364,317

Liabilities and Stockholders’ Equity
Current liabilities	$261,375	$273,743
Deferred income taxes	37,613	17,861
Other long-term liabilities and minority interests	95,752	75,802
Long-term debt	924,713	650,159
Stockholders’ equity	1,637,075	1,346,752

	$2,956,528	$2,364,317

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Same Store Hospitals
Occupancy	45.2%	45.7%	47.7%	47.1%
Patient Days	245,708	242,274	904,567	885,605
Admissions	57,602	56,431	203,875	198,214
Adjusted Admissions	93,348	90,706	325,137	316,239
Average length of stay	4.3	4.3	4.4	4.5
Total surgeries	51,787	51,356	188,453	187,227
OP Revenue percentage	47.3%	43.4%	46.7%	44.4%
IP Revenue percentage	52.7%	56.6%	53.3%	55.6%

Total Hospitals
Occupancy	45.8%	46.9%	48.5%	47.9%
Patient Days	266,447	254,412	1,079,865	1,000,480
Admissions	59,248	56,530	235,434	216,256
Adjusted Admissions	95,692	90,706	373,936	344,155
Average length of stay	4.5	4.5	4.6	4.6
Total surgeries	52,393	51,356	209,103	203,502
OP Revenue percentage	47.0%	43.3%	45.8%	44.5%
IP Revenue percentage	53.0%	56.7%	54.2%	55.5%

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(in thousands)

(unaudited)

	Three Months Ended September 30,
	2003	2002
Net patient service revenue	$657,558	$594,356

Less acquisitions, corporate and other	22,513	5,046

Same hospital net patient service revenue	$635,045	$589,310

Income before income taxes	$108,481	$98,960

Add:
Interest, net	3,640	3,784
Depreciation and amortization	28,661	25,494
Writeoff of deferred financing costs	4,931	—

EBITDA	145,713	128,238

Adjustment for acquisitions, corporate and other	(11,020)	(10,047)

Same hospital EBITDA	$156,733	$138,285

Same hospital EBITDA margins = Same hospital EBITDA / same hospital net patient service revenue	24.7%	23.5%

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